Exhibit 10.25

EXECUTIVE AGREEMENT

This EXECUTIVE AGREEMENT (the “Agreement”) between DBV Technologies, Inc. (the “Company”), and Pharis Mohideen (the “Executive”) is effective on July 22, 2019 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires the Executive to provide services to the Company, and wishes to provide the Executive with certain compensation and benefits in return for such services; and

WHEREAS, the Executive wishes to be employed by the Company and to provide services to the Company in return for certain compensation and benefits;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. AT WILL EMPLOYMENT. The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this Agreement and the Executive’s employment at any time, for any reason or no reason, with or without Cause, subject to the terms and conditions of this Agreement. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at-will” nature of the Executive’s employment with the Company, which may be changed only in an express written agreement signed by the Executive and a duly authorized officer of the Company. The Executive’s rights to any compensation following a termination shall be only as set forth in Section 10.

2. POSITION & DUTIES. The Executive shall serve as the Company’s Chief Medical Officer. The Executive shall have such other duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the CEO shall designate that are consistent with the Executive’s position. The Executive shall use Executive’s best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote all of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties with the Company.

3. LOCATION. Unless the parties otherwise agree in writing, at all times during Executive’s employment with the Company, the Executive shall perform services in accordance with the Company’s business needs and the permanent establishment guidelines between the Company’s offices in New York, New York, Summit, New Jersey and the Company’s offices in Montrouge and Bagneux, France provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business.

4. BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of $440,000 (USD), payable in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review and adjustment from time to time by the Company in its sole discretion. Additionally, you will receive two (2) sign-on bonuses: 1) one in the amount of $235,000 and 2) one in the amount of $51,348 to be paid in the first full payroll period corresponding to your hire date. Should you voluntarily leave the Company within one year of these bonuses being paid, you will be required to repay both bonus amounts ($286,348).

5. ANNUAL BONUS. With respect to each full calendar year during Executive’s employment with the Company (beginning in the year of the Effective Date), the Executive will be eligible to earn an annual performance bonus with a target amount of not less than forty percent (40%) of the Base Salary (the “Annual Bonus”). The Annual Bonus will be based upon the Company’s assessment of the Executive’s performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether the Executive has earned the Annual Bonus, and the amount of any Annual Bonus (which, for clarity, actual performance may result in an Annual Bonus that becomes payable which is greater or less than such target amount noted above), based on the set criteria. No amount of the Annual Bonus is guaranteed, and, except as otherwise provided in this Agreement, the Executive must be employed in good standing on the last day of the annual performance period for the Annual Bonus to be eligible to receive an Annual Bonus for the calendar year. Executive shall be eligible to receive a pro-rated Annual Bonus for 2019. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the year in which it is earned. Your eligibility for an annual bonus is subject to change in the discretion of the Company. The amount of your bonus will be determined on the same basis as bonuses for other members of the company’s executive team

6. EQUITY AWARDS. The Executive shall be eligible to participate in the Company’s equity compensation program. Subject to Board approval, the Executive will initially be granted an option to purchase up to 75,000 ordinary shares of the Company as traded on the Euronext Paris Exchange with an exercise price equal to closing price of the share on the Euronext Paris Exchange on the day that the grant is recorded, but will not be less than the average of the share prices quoted over the twenty (20) trading days preceding the date of said grant (the date such options are granted the “Grant Date”). The options will vest over four (4) years with 25% of the shares subject to the option vesting on the one year anniversary of the Vesting Start Date and the remaining 75% of the shares subject to the option shall vest in six substantially equal bi-annual installments following the first anniversary of the Grant Date vesting in equal half-year installments over the following thirty-six (36) months, subject to the Executive’s continued employment with the Company through the applicable vesting dates. Additionally, Executive shall only be eligible to exercise the vested options granted pursuant to this Section 6 if (a) the Executive remains employed with the Company through the exercise date (subject to exceptions for Executive’s death or Disability under French law; and further subject to the provisions of the DBV Technologies S.A. Nonqualified Stock Option Plan and Grant Notice (the “Option Agreement”)) and (b) the Company has obtained the marketing approval from the U.S. Food and Drug Administration of Viaskin Peanut prior to the exercise date. The option award described above will be governed by and subject to the terms and conditions of any associated stock option agreement required to be entered into by Executive and the Company, including but not limited to Exhibit 1.

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7. BENEFITS.

(a) BENEFIT PLANS. The Executive shall, in accordance with Company policy and the terms of the applicable Company benefit plan documents, be eligible to participate in any benefit plan or arrangement, including health, life and disability insurance, retirement plans and the like, that may be in effect from time to time and made available to the Company’s senior management. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(b) VACATION. The Executive shall be eligible to accrue vacation time at the rate of twenty (20) days per year in accordance with the Company’s vacation policy. Vacation is to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.

8. CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS. As a condition of employment, the Executive agrees to execute and abide by the Company’s current form of Employee Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), which is attached hereto as Exhibit 2 and which may be amended by the parties from time to time without regard to this Agreement by mutual consent between Executive and the Company. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

9. OUTSIDE ACTIVITIES DURING EMPLOYMENT. The Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise during Executive’s employment with the Company without the written consent of the Board; provided, however, that this limitation shall not apply to any equity interest that Executive has in a Company which stock is publicly traded so long as Executive does not own more than 5% of such equity Except with the prior written consent of the Board, during Executive’s employment with the Company the Executive will not undertake or engage in any other employment, occupation or business enterprise, except for passive investments. Notwithstanding the foregoing, nothing shall prevent the Executive from participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board. Provided that all such permitted activities or services in this Section 9 do not (i) create a conflict with Executive’s employment hereunder; (ii) materially interfere with the performance of Executive’s duties; or (iii) violate the terms of the Confidentiality Agreement.

10. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause.

(a) Termination by the Company without Cause or for Good Reason.

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(i) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 10(a) at any time, in accordance with Section 10(g), or without “Cause” (as defined in Section 10(b)(ii) below) by giving notice as described in Section 10(f) of this Agreement. A termination pursuant to Sections 10(e) below is not a termination without Cause for purposes of receiving the benefits described in this Section.

(ii) If the Company terminates Executive’s employment at any time without Cause or Executive terminates Executive’s employment with the Company for “Good Reason” (as defined in Section 10(a)(vii) below) and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-l(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined in Section 10(a)(iv) below). If Executive complies with the obligations in Section 10(a)(iii) below, Executive shall also be eligible to receive the following “Severance Benefits.”

A. The Company will pay Executive an amount equal to the Executive’s then current Base Salary for twelve (12) months (the “Severance Period”), less all applicable withholdings and deductions (“Severance”), paid in substantially equal installments over the Severance Period, with the first payment paid within sixty (60) days following the date of Executive’s Separation from Service (the “Separation Date”) and include an amount for the period from Executive’s Separation Date and the first payment date and the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter for the duration of the Severance Period.

B. If Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and Executive’s covered dependents’ health insurance coverage in effect for himself (and Executive’s covered dependents) on the Separation Date until the earliest of: (x) twelve (12) months following the Separation Date (the “COBRA Severance Period”); (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Separation Date through the earlier of (x)-(z), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.

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(iii) Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 10(a)(ii) of this Agreement if: (v) within sixty (60) days following the date of Executive’s Separation from Service, Executive has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form presented by and acceptable to the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (w) if Executive holds any other positions with the Company, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s Separation Date (or such other date as requested by the Board); (x) Executive returns all Company property; (y) Executive complies with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement; and (z) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any of the Severance Benefits are deferred compensation under Section 409A of the Code payable within the sixty (60) day period following the Executive’s Separation Date, and are not otherwise exempt from the application of Section 409A, then, if the sixty (60) day period during which Executive may consider and sign the Release spans two calendar years, the payment of the Severance Benefits will not be made or begin until the later calendar year.

(iv) For purposes of this Agreement, “Accrued Obligations” are (w) any unpaid Base Salary through the date of termination and any accrued vacation; (x) any unpaid earned bonus earned with respect to any calendar year ending on or preceding the date of termination; (y) reimbursement for any approved unreimbursed expenses, incurred through the date of termination; and (z) all other payments and benefits to which the Executive may be entitled under applicable law, the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits and accrued and vested benefits under any retirement plan or nonqualified deferred compensation plan.

(v) The Severance Benefits provided to Executive pursuant to this Section 10(a) are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(vi) Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 10(a)(ii) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(vii) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (i) a requirement that Executive relocate Executive’s principal place of employment to a location more than fifty (50) miles from Summit, New Jersey or ii) a material breach of this Agreement by the Company; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following

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receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that Executive’s employment with the Company is being terminated and (4) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period.

(b) Termination by the Company for Cause.

(i) Subject to Section 10(c)(ii) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 10(g) of this Agreement.

(ii) For purposes of this Agreement, “Cause” means first, the Executive’s conviction of any felony or any crime involving fraud or embezzlement under the laws of the United States or any state which conviction results in material harm to the reputation of the Company (which, for purpose of clarity, would exclude traffic offenses). Second, “Cause” means, as reasonably determined by the Chief Executive Officer, Executive’s acts or omissions that constitute the following conduct: (w) fraud or gross negligence against the Company causing material injury to the Company; (x) the material violation of any material Company policy (including but not limited to its sexual harassment policy) or any statutory duty owed to the Company which, in either case, results in material harm to the Company after Executive is provided with a reasonable opportunity of not less than fifteen (15) days to cure, to the extent curable, from the date written notice thereof is given to Executive by the Company; (y) unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (z) refusal to comply with a lawful directive of the Chief Executive Officer consistent with Executive’s position with the Company after Executive is provided with a reasonable opportunity of not less than fifteen (15) days to cure from the date notice thereof is given to Executive by the Company.

(iii) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

(c) Resignation by the Executive.

(i) Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 10(f).

(ii) In the event Executive resigns from Executive’s employment with the Company other than for Good Reason, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

(d) Termination Without Cause or for Good Reason In Connection with a Change in Control.

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(i) If Executive’s employment by the Company is terminated by the Company (or its successor or parent) without Cause (and not due to Disability or death) or by Executive for Good Reason, in either case, within three (3) months before or on, or within twelve (12) months immediately following, a Change in Control (as defined in the Option Agreement), that constitutes a change in control event described in Treasury Regulation Sections 1.409A-3(i)(5), then: the Company shall pay or provide Executive with a lump sum equal to the target Annual Bonus, less applicable payroll deductions and withholdings, plus the same Severance Benefits described in Section 10(a)(ii), except that the amount payable in Section 10(a)(ii)(A) shall be paid to Executive in a lump sum within sixty (60) days following Executive’s Separation Date, unless Executive’s employment is terminated within three (3) months before the Change in Control in which case the severance shall be paid in installments as provided in Section 10(a)(ii)(A), and any remaining amount shall be converted into, and paid in, a lump sum on the date of the Change in Control, provided that Executive executes and does not revoke the Release and otherwise complies with the requirements of Section 10(a)(iii).

(e) Termination by Virtue of Death or Disability of the Executive.

(i) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll practices, provide to the Executive’s legal representatives Executive’s Accrued Obligations, including any life insurance benefits payable to Executive’s beneficiary under the Company’s group life insurance plan.

(ii) Subject to applicable law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because the Executive has been unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for a period of six (6) consecutive months and following the end of such six (6) month period the Executive has been determined to be disabled under the Company’s long-term disability benefit plan and is eligible to receive benefits under such plan. In the event Executive’s employment is terminated based on the Executive’s Disability after the end of such six (6) month period, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations and amounts owed to Executive under the Company’s long-term disability plan.

(f) Effective Date of Termination.

(i) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

A. thirty (30) days after the Company gives notice to Executive of Executive’s termination with Cause, unless pursuant to Sections 10(b)(ii)(x) or 10(b)(ii)(z) in which case fifteen (15) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date if not cured;

B. immediately upon the Executive’s death;

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C. thirty (30) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;

D. thirty (30) days after the Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period;

E. for a termination for Good Reason, immediately after Executive’s full satisfaction of the requirements of Section 10(a)(vii); or

F. thirty (30) days after the Company gives notice to Executive of Executive’s termination without Cause.

G. In the event notice of a termination under subsections (i)(A), (C) and (F) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirements of Section 13 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

(g) Effect of Termination. Executive agrees that should the Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company and its subsidiaries, including any position on the Board.

(h) Cooperation With Company After Termination of Employment. For the period that you are receiving any Severance under this Agreement, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company; provided, that the Company shall reimburse Executive for any reasonable expenses incurred relating to such cooperation and such cooperation does not interfere with any subsequent employment of Executive by another employer.

11. INDEMNIFICATION. While serving as an executive of the Company and following termination of Executive’s employment, Executive shall be covered by the Company’s Directors and Officers Liability Insurance at levels no less favorable than existing directors and officers

12. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any

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such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all, or substantially all, of the outstanding shares of the Company.

13. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by e-mail, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Joan Schmidt

General Counsel

DBV Technologies S. A.

25 DeForest Avenue, Suite 203

Summit, NJ 07901

joan.schmidt@dbv-technologies.com

and a copy (which shall not constitute notice) shall also be sent to:

Marc Recht

Cooley LLP

500 Boylston St.

Boston, MA 02116

mrecht@cooley.com

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

17. SECTION 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service (determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h) to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments as required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i)) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). The Company makes no representations or warranties as to whether any payments under this Agreement are subject to Section 409A of the Code or exempt.

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18. ADDITIONAL LIMITATION.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-l, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 18, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 18(a) shall be made by a nationally recognized accounting firm selected by the Company, and reasonably acceptable to the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days prior to the date of the consummation of the transaction or at such earlier time as is reasonably requested by the Company or the Executive. All costs of the Accounting Firm shall be borne by the Company.

19. REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that Executive has been advised to consult with an attorney, and that Executive has carefully read and fully understand all of the provisions of this Agreement and that Executive is voluntarily entering into this Agreement.

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20. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

21. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 8 and 10-268, inclusive, of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

22. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

23. INTEGRATION. This Agreement, including the Confidentiality Agreement, contains the complete, final and exclusive agreement of the parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties.

24. AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duly authorized officer of the Company.

25. WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

26. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New Jersey without regard to its conflict of laws principles.

27. LEGAL FEES. In the event that there is a dispute under the terms of this Agreement, each party shall be responsible for its own legal fees and expense.

12.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

DBV Technologies, Inc.

By:	/s/ Daniel Tasse
Daniel Tasse
Chief Executive Officer
Date:	06/13/19

By:	/s/ Pharis Mohideen
Pharis Mohideen
Date:	June 13, 2019